Exhibit 5.1

ERWIN THOMPSON FAILLERS

241 RIDGE STREET, SUITE 210	OFFICE (775) 786-9494
RENO, NEVADA 89501	DIRECT (775) 825-4300
FAX (775) 786-1180
THOMAS P. ERWIN
FRANK W. THOMPSON	jfaillers@renolaw.com
JEFF N. FAILLERS	renolaw.com

March 6, 2023

Board of Directors

Dakota Gold Corp.

1588-609 Granville Street

Vancouver, BC V7Y 1G5

Re:	Post-Effective Amendment No. 1 to Form S-1 on Form S-3

Dear Ladies and Gentlemen:

We have acted as special counsel to Dakota Gold Corp., a Nevada corporation (the “Company”), in connection with the Post-Effective Amendment No. 1 to Form S-1 on Form S-3 dated March 6, 2023, filed by the Company with the Securities and Exchange Commission (the “Commission”) (as the same may be amended from time to time, the “Post-Effective Amendment,” to which this opinion is an exhibit) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the proposed issuance of up to 7,453,379 shares of the Company’s common stock (the “Shares”) issuable upon the exercise of warrants (the “Private Placement Warrants”).

We have examined such documents and have reviewed such questions of law as we have considered necessary or appropriate for the purposes of our opinions set forth below. In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons. As to questions of fact material to our opinions, we have relied upon certificates or comparable documents of officers and other representatives of the Company and of public officials.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and paid for upon exercise of the Private Placement Warrants in accordance with the terms of the Private Placement Warrants, will be validly issued, fully paid and non-assessable.

Our opinions expressed above are limited to the laws of the State of Nevada.

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Dakota Gold Corp.

Post-Effective Amendment No. 1 to Form S-1 on Form S-3

March 6, 2023

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to our firm under the heading “Legal Matters” in the prospectus constituting part of the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Erwin Thompson Faillers

Erwin Thompson Faillers